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                              EXHIBIT 10.1

Exhibit 10.1 Employee Stock Ownership Plan of First Federal Savings Bank of Fort Dodge and ESOP Trust Agreement (incorporating Amendments 1 and 2)

NORTH CENTRAL BANCSHARES, INC.
     1996 STOCK OPTION PLAN


     (Adopted on July 26, 1996
      Effective as of September 21, 1996)


     AMENDMENT
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1.     Article IV - Effective as of April 25, 1997, section 4.4(b) shall be amended to read in its entirety as follows:

     (b) Any Person who becomes an Eligible Director after the Effective Date shall be granted, subject to section 4.2, on January 1 of each succeeding calendar year during which the Plan is in effect (or, if such date is not a business day, the first business day thereafter) and provided that the Eligible Director is still an Eligible Director on that date, an additional Option to purchase Five Hundred (500) Shares. All Options granted under this section 4.4(b) shall instead be exercisable immediately upon grant.


2.     Article IV - Effective as of April 25, 1997, the last sentence of section 4.4(g) shall be amended to read in its entirety as follows:

   To the extent that any Option shall not have become exercisable prior to the date on which the Option holder terminates all Service with the Company, such Option shall not thereafter become exercisable; provided, however, that such an Option shall become fully exercisable, and all optioned Shares not previously purchased shall become available for purchase, on the date of the Option holder's termination of Service due to Retirement, death or Disability or upon the occurrence of a Change in Control of the Company.


3. Article IV - Effective as of April 25, 1997, section 4.8 shall be deleted in its entirety, and section 4.9 shall be amended to read in its entirety as follows:

     SECTION 4.9     REQUIRED REGULATORY PROVISIONS.
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          Notwithstanding anything contained herein to the contrary:

     (a) The Exercise Period of any Option granted hereunder, whether or not previously vested, shall be suspended as of the time and date at which the Option holder has received notice from the Board that his or her employment is subject to a possible Termination for Cause. Such suspension shall remain in effect until the Option holder receives official notice from the Board that he or she has been cleared of any possible Termination for Cause, at which time, the original Exercise Period shall be reinstated without any adjustment for the intervening suspended period.

     (b) No Option granted hereunder, whether or not previously vested, shall be exercised after the time and date at which the Option holder's employment with the Company is terminated in a Termination for Cause.

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4.     Article V - Effective as of April 25, 1997, section 5.3(c) shall be amended to read in its entirety as follows:

                (c) In the event that the Company shall declare and pay any dividend with respect to Shares (other than a dividend payable in Shares or a regular quarterly cash dividend), including a dividend which results in a nontaxable return of capital to the holders of Shares for federal income tax purposes, or otherwise than by dividend makes distribution of property to the holders of its Shares, at the election of the Committee:

                     (i) the Company shall make an equivalent payment to each Person holding an outstanding Option as of the record date for such dividend. Such payment shall be made at substantially the same time, in substantially the same form and in substantially the same amount per optioned Share as the dividend or other distribution paid with respect to outstanding Shares; provided, however, that if any dividend or distribution on outstanding Shares is paid in property other than cash, the Company, in its discretion applied uniformly to all outstanding Options, may make such payment in a cash amount per optioned Share equal in fair market value to the fair market value of the non-cash dividend or distribution; or

                    (ii) with respect to any one or more outstanding Options and in lieu of the payment provided under section 5.3(c)(i), the Committee, may adjust the Exercise Price per Share of outstanding Options in such a manner as the Committee may determine to be necessary to reflect the effect of the dividend or other distribution on the Fair Market Value of a Share.

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